Exhibit 99.1

Expion360 Reports First Quarter 2025 Financial Results

Q1 2025 Revenue Growth of 111% Driven by New Products and Technologies

5th Consecutive Quarter of Robust Revenue Growth

Began Shipping e360 Home Energy Storage Solutions

REDMOND, OR – May 15, 2025 -- Expion360 Inc. (Nasdaq: XPON) (“Expion360” or the “Company”), an industry leader in lithium-ion battery power storage, today reported its financial and operational results for the first quarter ended March 31, 2025.

First Quarter 2025 & Subsequent Financial & Operational Highlights

•	Q1 2025 revenue totaled $2.0 million, up 111% from Q1 2024, and 3% sequentially from Q4 2024.
•	5th consecutive quarter of sequential revenue growth.
•	Began fulfilling purchase orders for our e360 Home Energy Storage Solutions (“HESS”).
•	Closed a $2.6 million registered direct offering and private placement priced at the market under Nasdaq rules.

Management Commentary

"The first quarter of 2025 was underscored by continued strong revenue momentum, margin expansion and a strengthened balance sheet as we focus on entering into new OEM partnerships and distributor relationships and building our Home Energy Storage Solutions vertical,” said Brian Schaffner, Chief Executive Officer and Interim Chief Financial Officer of Expion360. “Revenue grew 111% year over year to $2.0 million, and sequentially for a fifth consecutive quarter from Q4 2024 on a rebounding RV market. Results for the RV Industry Association’s (RVIA) March 2025 survey of manufacturers found that total RV shipments increased 14% in the first quarter of 2025. We believe the RV market will continue to gain ground through 2025, with shipments increasing throughout the year.

“In January, we began production shipments for our HESS products The LiFePO4 battery HESS enables residential and small business customers to create their own stable micro-energy grid and lessen the impact of increasing power fluctuations and outages. HESS is designed with adaptability in mind, ready to evolve alongside changing energy requirements. We also anticipate HESS will benefit from incentives available through California's Self-Generation Incentive Program and federal tax credits, and we are working on additional orders in 2025.

“Operationally during the quarter, we took the opportunity to prepare for continued growth and tariff mitigation by adding 6-12 months of inventory early in the quarter, before new tariffs were introduced. We are also working to diversify our supply chain with potential sourcing from additional countries and have undertaken several initiatives to increase margins and reduce costs within our current line of batteries. Our long-term goal is to onshore to the U.S. manufacturing of most of our components and assemblies, including cell manufacturing. To that end, we continue to work with NeoVolta to combine our strengths toward a potential collaboration that aims to engineer a US-based state-of-the-art battery manufacturing facility and develop innovative lithium-ion battery cell and module product designs.

“Looking ahead, we are successfully executing on our efforts to expand sales across our product portfolio and new Home Energy Storage Solutions vertical. With a strengthened balance sheet from a recent $2.6 million registered direct offering and private placement, we believe we are well positioned to continue our growth initiatives to add OEM partnerships and distributors, further develop HESS, and introduce new technologies and batteries. With substantial purchase orders already in hand and additional new customers expressing interest across our product line, we look forward to announcements of additional milestones in the months ahead and expect our quarterly sequential growth to continue,” concluded Mr. Schaffner.

First Quarter 2025 Financial Summary

Revenue in the first quarter of 2025 totaled $2.0 million, an increase of 111% from $1.0 million in the prior year period. The increase in net sales was due, in part, to a rebound in the RV market overall, as well as completing our first sales in the home energy market.

Gross profit in the first quarter of 2025 totaled $0.5 million, or 25% of revenue, as compared to $0.2 million or 23% of revenue in the prior year period and 21% of revenue for the full fiscal year ended December 31, 2024. The increase was primarily attributable to the increase in sales and lower cost of goods sold as a percentage of sales.

Selling, general and administrative expenses in the first quarter of 2025 decreased 25% to $1.6 million compared to $2.2 million in the prior year period. The decrease was primarily due to decreases in salaries and benefits, including lower non-cash stock-based compensation, as well as reduction in headcount. Legal and professional fees also had a significant decrease, as did rent expense due to terminating the lease on our second warehouse.

Net loss in the first quarter of 2025 totaled $1.2 million, a 48% improvement from a net loss of $2.2 million in the prior year period. The decrease in net loss was primarily the result of higher net sales for the period ended March 31, 2025 combined with a decrease in selling, general, and administrative expenses.

Cash and cash equivalents totaled $1.1 million as of March 31, 2025, compared to $0.5 million as of December 31, 2024. On January 3, 2025, the Company closed a $2.6 million registered direct offering and private placement priced at the market under Nasdaq rules.

Net cash used in operating activities totaled $1.2 million for the three months ended March 31, 2025, compared to $1.7 million in the prior year period. Receiving inventory that was prepaid during the prior period accounted for a large portion of the change for the three months ending March 31, 2025, as well as making payments to decrease our suspended liability.

First Quarter 2025 Results Conference Call

Brian Schaffner, Chief Executive Officer and Interim Chief Financial Officer of Expion360, will host the conference call, followed by a question-and-answer period. The conference call will be accompanied by a presentation, which can be viewed during the webcast or accessed via the investor relations section of the Company’s website here.

To access the call, please use the following information:

Date:	Thursday, May 15, 2025
Time:	4:30 p.m. Eastern Time (1:30 p.m. Pacific Time)
Dial-in:	1-844-825-9789
International Dial-in:	1-412-317-5180
Conference Code:	10199138
Webcast:	https://viavid.webcasts.com/starthere.jsp?ei=1716448&tp_key=0cfcd7be75

A telephone replay will be available approximately three hours after the call and will remain available through May 29, 2025, by dialing 1-844-512-2921 from the U.S., or 1-412-317-6671 from international locations, and entering replay pin number: 10199138. The replay can also be viewed through the webcast link above and the presentation utilized during the call will be available via the investor relations section of the Company’s website here.

About Expion360

Expion360 is an industry leader in premium lithium iron phosphate (LiFePO4) batteries and accessories for recreational vehicles, marine applications, Light EV and residential energy storage.

The Company’s lithium-ion batteries feature half the weight of standard lead-acid batteries while delivering three times the power and ten times the number of charging cycles. Expion360 batteries also feature better construction and reliability compared to other lithium-ion batteries on the market due to their superior design and quality materials. Specially reinforced, fiberglass-infused, premium ABS and solid mechanical connections help provide top performance and safety. With Expion360 batteries, adventurers can enjoy the most beautiful and remote places on Earth even longer.

The Company is headquartered in Redmond, Oregon. Expion360 lithium-ion batteries are available today through more than 300 dealers, wholesalers, private-label customers, and OEMs across the country. To learn more about the Company, visit expion360.com.

Forward-Looking Statements

The foregoing material may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, each as amended. Forward-looking statements include all statements that do not relate solely to historical or current facts, including without limitation statements regarding the Company’s business prospects, and can be identified by the use of words such as “may,” “will,” “expect,” “project,” “estimate,” “anticipate,” “plan,” “believe,” “potential,” “should,” “continue” or the negative versions of those words or other comparable words. Forward-looking statements included in this press release include, but are not limited to, statements relating to the Company’s beliefs, plans, and expectations about its operations, product development and pipeline, growth prospects, market expectations and opportunity, the availability of incentives and tax credits, potential partnership with NeoVolta, and growth expectations. Forward-looking statements are not guarantees of future actions or performance. These forward-looking statements are based on information currently available to the Company and its current plans or expectations and are subject to a number of risks and uncertainties that could significantly affect current plans. Should one or more of these risks or uncertainties materialize, or the underlying assumptions prove incorrect, actual results may differ significantly from those anticipated, believed, estimated, expected, intended, or planned. Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, the Company cannot guarantee future results, performance, or achievements. Except as required by applicable law, including the security laws of the United States, the Company does not intend to update any of the forward-looking statements to conform these statements to actual results.

Company Contact:

Brian Schaffner, CEO and Interim CFO

541-797-6714

Email Contact

External Investor Relations:

Chris Tyson, Executive Vice President

MZ Group - MZ North America

949-491-8235

XPON@mzgroup.us

www.mzgroup.us

EXPION360 INC.

BALANCE SHEETS

	As of March 31, 2025 (Unaudited)	As of December 31, 2024
Assets
Current Assets
Cash and cash equivalents	$1,092,607	$547,565
Accounts receivable, net	592,625	613,022
Inventory	6,036,033	4,831,461
Prepaid/in-transit inventory	149,541	1,612,686
Prepaid expenses and other current assets	208,373	236,461
Total current assets	8,079,179	7,841,195

Property and equipment	909,603	914,081
Accumulated depreciation	(460,866)	(430,191)
Property and equipment, net	448,737	483,890

Other Assets
Operating leases – right-of-use asset	689,046	754,832
Deposits	25,471	27,471
Total other assets	714,517	782,303
Total assets	$9,242,433	$9,107,388

Liabilities and stockholders’ equity
Current liabilities
Accounts payable	$367,457	$338,091
Customer deposits	41,920	48,474
Accrued expenses and other current liabilities	196,874	187,464
Current portion of operating lease liability	255,676	256,153
Current portion of long-term debt	31,275	31,758
Suspended Liability	4,485,948	4,985,948
Total current liabilities	5,379,150	5,847,888

Long-term debt, net of current portion and discount	190,564	198,412
Operating lease liability, net of current portion	476,115	542,764
Total liabilities	$6,045,829	$6,589,064

Stockholders’ equity
Preferred stock, par value $0.001 per share; 20,000,000 shares authorized; 0 shares issued and outstanding as of March 31, 2025 and December 31, 2024, respectively	—	—
Common stock, par value $0.001 per share; 200,000,000 shares authorized; 3,144,468 and 2,096,082 shares issued and outstanding as of March 31, 2025 and December 31, 2024, respectively	3,144	2,096
Additional paid-in capital	38,920,698	37,091,468
Accumulated deficit	(35,727,238)	(34,575,240)
Total stockholders’ equity	3,196,604	2,518,324
Total liabilities and stockholders’ equity	$9,242,433	$9,107,388

EXPION360 INC.

STATEMENTS OF OPERATIONS (UNAUDITED)

	For the Three Months Ended March 31,
	2025	2024
Net sales	$2,049,331	$971,859
Cost of sales	1,547,764	749,337
Gross profit	501,567	222,522
Selling, general and administrative	1,649,435	2,189,475
Loss from operations	(1,147,868)	(1,966,953)

Other (income) / expense:
Interest income	(1)	(26,865)
Interest expense	5,668	253,286
(Gain) / Loss on sale of property and equipment	(1,625)	306
Other (income) / expense	50	(1,200)
Total other expense	4,092	225,527
Loss before taxes	(1,151,960)	(2,192,480)

Franchise taxes	38	460
Net loss	$(1,151,998)	$(2,192,940)

Net loss per share (basic and diluted)	$(0.37)	$(31.30)
Weighted-average number of common shares outstanding	3,109,522	70,057

EXPION360 INC.

STATEMENTS OF CASH FLOWS (UNAUDITED)

	For the Three Months Ended March 31,
	2025	2024
Cash flows from operating activities

Net loss	$(1,151,998)	$(2,192,940)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation	34,028	49,444
Amortization of convertible note costs	—	166,786
(Gain) / Loss on sale of property and equipment	(1,625)	306
Stock-based compensation	50,721	315,853

Changes in operating assets and liabilities:
(Increase) / Decrease in accounts receivable	20,397	(83,986)
(Increase) / Decrease in inventory	(1,204,572)	44,773
Decrease in prepaid/in-transit inventory	1,463,145	45,137
(Increase) / Decrease in prepaid expenses and other current assets	28,088	(43,753)
Decrease in deposits	2,000	—
Increase / (Decrease) in accounts payable	29,366	(4,565)
Decrease in customer deposits	(6,554)	(6,497)
Increase in accrued expenses and other current liabilities	9,410	33,669
Increase / (Decrease) in right-of-use assets and lease liabilities	(1,340)	3,855
Decrease in suspended liability	(500,000)	—
Net cash used in operating activities	(1,228,934)	(1,671,918)

Cash flows from investing activities
Purchases of property and equipment	—	(10,550)
Net proceeds from sale of property and equipment	2,750	87,684
Net cash provided by investing activities	2,750	77,134

Cash flows from financing activities
Principal payments on convertible note	—	(43,575)
Principal payments on long-term debt	(8,331)	(93,855)
Principal payments on stockholder promissory notes	—	(62,500)
Net proceeds from exercise of warrants	—	(4)
Net proceeds from issuance of common stock	1,779,557	125,153
Net cash provided by / (used in) financing activities	1,771,226	(74,781)

Net change in cash and cash equivalents	545,042	(1,669,565)
Cash and cash equivalents, beginning	547,565	3,932,698
Cash and cash equivalents, ending	1,092,607	2,263,133